Date:	August 2, 2004
For Release:	Immediately
Contact:	Morgan Stewart (News Media) (504) 576-4238 mstewa3@entergy.com	Nancy Morovich (Investor Relations) (504) 576-5506 nmorovi@entergy.com

Exhibit 99.2

Entergy Reports Second Quarter Earnings
and Announces $1.5 Billion Stock Repurchase Program

New Orleans, La. - Entergy Corporation (NYSE:ETR) today reported second quarter 2004 as-reported and operational earnings of $265.2 million, or $1.14 per share. This compares with as-reported earnings of $205.6 million, or 89 cents per share, and operational earnings of $270.1 million, or $1.17 per share, in second quarter 2003. As-reported earnings in second quarter 2003 reflected a loss provision of $65.6 million, or 28 cents per share, in connection with a July 2003 unfavorable Texas court decision regarding the abeyed portion of the River Bend nuclear power plant.

Entergy Corporation Consolidated Earnings - Reconciliation of GAAP* to non-GAAP Measures
Second Quarter and Year-to-Date 2004 vs. 2003
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2004	2003	$ Change	2004	2003	$ Change
As-Reported Earnings
Utility, Parent & Other	0.83	0.49	0.34	1.38	0.94	0.44
Entergy Nuclear	0.27	0.19	0.08	0.56	1.05	(0.49)
Energy Commodity Services	0.04	0.21	(0.17)	0.08	0.62	(0.54)
	1.14	0.89	0.25	2.02	2.61	(0.59)
Special Items	-	(0.28)	0.28	-	0.32	(0.32)
Operational Earnings	1.14	1.17	(0.03)	2.02	2.29	(0.27)

*GAAP refers to United States generally accepted accounting principles.

In addition, Entergy announced that the review of strategic alternatives for enhancing value of the Entergy-Koch, LP venture is essentially complete. As a result of that review, Entergy believes that selling Entergy-Koch Trading is the highest value-creating option for that business. Because of this, Entergy and Koch Industries have been engaged in discussions with numerous potential buyers. Advanced negotiations are underway with one party, and interest continues to be expressed by several others. The owners intend to pursue a sale of Gulf South Pipeline, upon reaching a definitive agreement to sell Entergy-Koch Trading.

Entergy also announced a new common stock repurchase program of up $1.5 billion to be effective immediately and extend through the end of 2006. This repurchase program, which is incremental to existing authority to repurchase shares to offset the exercise of employee stock options, will be decreased to $1 billion should a sale of Entergy-Koch Trading not materialize.

"Our review of strategic options for the Entergy-Koch venture led us to conclude that a third party sale was the best choice to grow the value of this already successful business," said J. Wayne Leonard, Entergy's chief executive officer. "Actively managing our business portfolio creates the opportunity to enhance the long-term returns to our shareholders while maintaining financial flexibility and protecting the credit quality we have worked so diligently to achieve."

Second Quarter Financial Highlights

    Utility, Parent & Other results improved in second quarter 2004 compared to second quarter 2003 due primarily to rate changes at Entergy New Orleans, more normal weather compared to milder-than-normal weather one year ago, and lower interest expense

    Entergy Nuclear profits improved as a result of an increase in megawatt-hours generated resulting from fewer planned and unplanned outages and power uprates, as well as higher contract prices

    Energy Commodity Services results decreased significantly due to the loss of disproportionate income sharing from Entergy-Koch and lower U.S. trading profits as compared to the strong results achieved in second quarter 2003

Utility, Parent & Other

For second quarter 2004, Utility, Parent & Other recorded as-reported and operational earnings of $192.7 million, or 83 cents per share, compared to as-reported earnings of $112.2 million, or 49 cents per share, and operational earnings of $177.8 million, or 77 cents per share, in second quarter 2003. As-reported earnings in second quarter 2003 were lower as a result of a loss provision related to an unfavorable decision in Texas regarding River Bend construction costs.

Second quarter 2004 results were driven by 1) approved rate changes implemented at Entergy New Orleans in June 2003; 2) more normal weather in 2004 compared to milder-than-normal weather experienced in second quarter 2003; 3) lower interest expense due to refinancing efforts in 2003; and 4) higher operation and maintenance expenses due to increased customer support and employee benefits expenses.

Megawatt-hour sales in the residential sector in second quarter 2004, on a weather-adjusted basis, were down nearly 2 percent compared to second quarter 2003 with growth in the number of customers offset by lower usage per customer. Commercial and governmental sales, after adjusting for weather, were up 1 percent. Industrial sales experienced an increase of nearly 4 percent in second quarter 2004 compared to the prior year with usage by the chemical and petroleum refining sectors continuing to show strength.

Entergy Nuclear

Entergy Nuclear earned $63.0 million, or 27 cents per share, on as-reported and operational bases in second quarter 2004, compared to $44.9 million, or 19 cents per share, for the same period in the prior year. The improvement in earnings in second quarter 2004 resulted from 1) increased megawatt hours generated due to fewer scheduled and unscheduled outages and uprates completed in 2003 at Indian Point units 2 and 3 and Pilgrim nuclear plants; 2) increased revenue due to higher contract pricing in second quarter 2004 compared to second quarter 2003; and 3) the addition of a support services contract for the Cooper Nuclear Station signed in third quarter 2003.

Energy Commodity Services

Energy Commodity Services, which includes earnings contributions from Entergy-Koch, LP and Entergy's non-nuclear wholesale assets, recorded as-reported earnings of $9.5 million, or 4 cents per share, in second quarter 2004. This compares to $48.6 million, or 21 cents per share, in as-reported earnings in second quarter 2003. Operational earnings in second quarter 2004 were $9.5 million, or 4 cents per share, compared to $47.9 million, or 21 cents per share, in second quarter 2003. Lower results in second quarter 2004 were primarily due to the loss of disproportionate sharing of income from the Entergy-Koch venture. Beginning in 2004, Entergy's share of the partnership's profits became 50 percent, consistent with its ownership interest. In the comparable quarter of 2003, the income-sharing mechanisms allocated substantially all of the partnership's income to Entergy.

In addition, trading profits declined consistent with low volatility typical of this time of year compared to second quarter 2003 when unusually favorable market conditions served to increase trading results. Earnings contributed by Gulf South Pipeline were nearly flat quarter to quarter after adjusting for the loss of disproportionate sharing of income.

Outlook

"Our 2004 as-reported and operational earnings guidance in the range of $4.10 to $4.30 per share remains in place until we are able to make an official announcement on the sale of Entergy-Koch Trading," said Leo Denault, Entergy's chief financial officer. "We are initiating 2005 guidance in the range of $4.60 to $4.85 on both as-reported and operational bases including the assumption that we are able to effect the sale of Entergy-Koch Trading and Gulf South Pipeline by year-end 2004. This range reflects a 10 to 15 percent growth rate versus the midpoint of our 2004 guidance, significantly above our previously disclosed near-term earnings aspiration of 8-10 percent."

Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, energy marketing and trading, and gas transportation. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Through Entergy-Koch, LP, it is a leading provider of wholesale energy marketing and trading services, as well as an operator of natural gas pipeline and storage facilities. Entergy has annual revenues of over $9 billion and approximately 14,000 employees.

Entergy's online address is www.entergy.com

From time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases at local and federal regulatory agencies, Entergy's ability to reduce its operation and maintenance costs, particularly at its Non-Utility Nuclear generating facilities, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, and the prices and availability of power Entergy must purchase for its utility customers, uncertainty regarding establishment of permanent sites for spent nuclear fuel storage and disposal, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, Entergy-Koch's profitability in trading electricity, natural gas, and other energy-related commodities, resolution of pending investigations of Entergy-Koch's past trading practices, changes in the energy trading market, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt and to fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, changes in utility regulation and in regulation of the nuclear industry, the success of Entergy's strategies to reduce current tax payments, and the effects of litigation.

Entergy Corporation
Consolidated Income Statement
Three Months Ended June 30
(in thousands)
	2004	2003	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$1,952,049	$1,925,941	1.4
Natural gas	38,146	33,698	13.2
Competitive businesses	494,902	394,270	25.5
Total	2,485,097	2,353,909	5.6

Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	488,368	496,014	(1.5)
Purchased power	555,439	447,017	24.3
Nuclear refueling outage expenses	39,099	40,251	(2.9)
Other operation and maintenance	567,746	564,466	0.6
Decommissioning	37,098	34,361	8.0
Taxes other than income taxes	103,283	100,505	2.8
Depreciation and amortization	215,640	205,446	5.0
Other regulatory charges (credits) - net	(15,888)	4,273	(471.8)
Total	1,990,785	1,892,333	5.2

Operating Income	494,312	461,576	7.1

Other Income (Deductions):
Allowance for equity funds used during construction	8,016	9,740	(17.7)
Interest and dividend income	25,823	29,927	(13.7)
Equity in earnings of unconsolidated equity affiliates	20,288	70,292	(71.1)
Miscellaneous - net	13,571	(103,451)	113.1
Total	67,698	6,508	940.2

Interest and Other Charges:
Interest on long-term debt	116,211	121,936	(4.7)
Other interest - net	13,563	16,247	(16.5)
Allowance for borrowed funds used during construction	(4,970)	(7,449)	(33.3)
Total	124,804	130,734	(4.5)

Income Before Income Taxes	437,206	337,350	29.6
Income Taxes	166,195	125,833	32.1
Consolidated Net Income	271,011	211,517	28.1
Preferred dividend requirements of subsidiaries and other	5,829	5,876	(0.8)
Earnings Applicable to Common Stock	$265,182	$205,641	29.0

Earnings Per Average Common Share:
Basic	$1.16	$0.91	27.5
Diluted	$1.14	$0.89	28.1
Average Number of Common Shares Outstanding:
Basic	228,714,654	226,609,159
Diluted	232,775,049	231,579,242
Entergy Corporation
Consolidated Income Statement
Six Months Ended June 30
(in thousands)
	2004	2003	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$3,653,377	$3,527,679	3.6
Natural gas	121,962	113,936	7.0
Competitive businesses	961,307	750,017	28.2
Total	4,736,646	4,391,632	7.9

Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	1,038,495	884,055	17.5
Purchased power	1,004,959	817,965	22.9
Nuclear refueling outage expenses	80,706	79,144	2.0
Provision for turbine commitments, asset impairments,
and restructuring charges	-	(7,743)	-
Other operation and maintenance	1,068,997	1,087,116	(1.7)
Decommissioning	75,446	71,859	5.0
Taxes other than income taxes	200,585	198,242	1.2
Depreciation and amortization	426,289	416,492	2.4
Other regulatory charges (credits) - net	(31,977)	19,526	(263.8)
Total	3,863,500	3,566,656	8.3

Operating Income	873,146	824,976	5.8

Other Income (Deductions):
Allowance for equity funds used during construction	15,479	17,027	(9.1)
Interest and dividend income	54,074	59,751	(9.5)
Equity in earnings of unconsolidated equity affiliates	40,107	198,353	(79.8)
Miscellaneous - net	18,740	(91,834)	120.4
Total	128,400	183,297	(29.9)

Interest and Other Charges:
Interest on long-term debt	235,672	244,381	(3.6)
Other interest - net	19,778	29,291	(32.5)
Allowance for borrowed funds used during construction	(10,124)	(13,168)	(23.1)
Total	245,326	260,504	(5.8)

Income Before Income Taxes and Cumulative Effect of Accounting Changes	756,220	747,769	1.1
Income Taxes	272,192	278,251	(2.2)
Income Before Cumulative Effect of Accounting Changes	484,028	469,518	3.1
Cumulative Effect of Accounting Changes (net of income taxes)	-	142,922	-
Consolidated Net Income	484,028	612,440	(21.0)
Preferred dividend requirements of subsidiaries and other	11,685	11,792	(0.9)
Earnings Applicable to Common Stock	$472,343	$600,648	(21.4)

Earnings Per Average Common Share:
Basic	$2.06	$2.67	(22.8)
Diluted	$2.02	$2.61	(22.6)
Average Number of Common Shares Outstanding:
Basic	229,489,646	225,149,356
Diluted	234,007,635	229,916,344

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended June 30
	2004	2003	% Inc/(Dec)
	(Millions of kwh)
Electric Energy Sales:
Residential	6,911	7,170	(3.6)
Commercial	6,220	6,164	0.9
Governmental	609	664	(8.3)
Industrial	9,922	9,556	3.8
Total to Ultimate Customers	23,662	23,554	0.5
Wholesale	2,367	2,590	(8.6)
Total Sales	26,029	26,144	(0.4)

Six Months Ended June 30
	2004	2003	% Inc/(Dec)
	(Millions of kwh)
Electric Energy Sales:
Residential	14,637	15,013	(2.5)
Commercial	12,107	11,986	1.0
Governmental	1,209	1,297	(6.8)
Industrial	19,412	18,880	2.8
Total to Ultimate Customers	47,365	47,176	0.4
Wholesale	4,785	5,103	(6.2)
Total Sales	52,150	52,279	(0.2)

As of June 30

	2004	2003	% Inc/(Dec)
Electric Customers (Year to date average):
Residential	2,279,341	2,255,921	1.0
Commercial	313,872	305,229	2.8
Governmental	14,569	15,399	(5.4)
Industrial	42,507	41,326	2.9
Total Ultimate Customers	2,650,289	2,617,875	1.2
Wholesale	42	42	-
Total Customers	2,650,331	2,617,917	1.2